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                RESTATED CERTIFICATE OF TRUST OF
                    1ST SOURCE CAPITAL TRUST

     THIS Restated Certificate of Trust of 1st Source Capital Trust (the "Trust"), dated February 27, 1997 is being duly executed and filed by Wilmington Trust Company, a Delaware banking corporation, as trustee, to restate the original Certificate of Trust which was filed on February 20, 1997 with the Secretary of State of the State of Delaware under the Delaware Business Trust Act (12 Del. C.
                                                      -------
Section 3801 et seq.).
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     The Certificate of Trust is hereby restated in its entirety to read as follows:

     1.   Name. The name of the business trust formed hereby is 1st
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Source Capital Trust I.

     2.   Delaware Trustee.  The name and business address of the
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trustee of the Trust in the State of Delaware is Wilmington Trust
Company, Rodney Square North, 1100 North Market Street, Wilmington, Delaware 19890-0001, Attn: Corporate Trust Administration.

     3.   Effective Date.  This Restated Certificate of Trust shall
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be effective upon filing with the Secretary of State.

     IN WITNESS WHEREOF, the undersigned, being a trustee of the Trust, has executed this Restated Certificate of Trust as of the date first above written.

                              WILMINGTON TRUST COMPANY,
                              as trustee

                              By: /s/
                                 --------------------------------------
                              Name:
                              Title: